Exhibit 16.1

April 5, 2007

Securities and Exchange Commission
Washington, DC 20549

RE:	Equicap, Inc. - SEC Filing Number 000-31091

Ladies and Gentlemen:

We have read the statements made by Equicap, Inc. in Item 4.01(a) of the accompanying Form 8-K, which is being filed with the Securities and Exchange Commission. We have no disagreements with the statements therein concerning our firm.

Very truly yours,

/s/ Paritz & Company, PA

PARITZ & COMPANY, PA